Exhibit 99.1

August 30, 2016

Notice to Participants:

American Realty Capital — Retail Centers of America, Inc. (the “Company”) hereby notifies you, as a participant in the Company’s Distribution Reinvestment Plan (the “DRIP”), that, pursuant to the terms of the DRIP, the Company has temporarily suspended the DRIP, effective immediately. As a result, the distribution payable on September 5, 2016 will be paid to you in cash and no DRIP shares will be issued.